UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                       ZAP
             (Exact name of registrant as specified in its charter)

        California                                      94-3210624
        ----------                                      ----------
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

501 Fourth Street Santa Rosa, California                     95401
----------------------------------------                     -----
(Address of principal executive offices)                   (Zip Code)

                           2004 Consultant Stock Plan
                           --------------------------
                            (Full title of the plan)

                                   Gary Starr
                                501 Fourth Street
                          Santa Rosa, California 95401
                     (Name and address of agent for service)

                                 (707) 525-8658
          (Telephone number, including area code, of agent for service)

                                   copies to:

                               Nimish Patel, Esq.
                             Richardson & Patel LLP
                         10900 Wilshire Blvd. Suite 500
                              Los Angeles, CA 90024
                                 (310) 208-1182

                         CALCULATION OF REGISTRATION FEE


----------------------- --------------------- -------------------- --------------------- --------------------
                                               Proposed maximum      Proposed maximum
 Title of Securities        Amount to be      offering price per    aggregate offering        Amount of
   to be registered        registered(1)           share(2)              price(2)         registration fee
----------------------- --------------------- -------------------- --------------------- --------------------
Common Stock                 1,000,000               $2.08              $2,080,000             $263.54
----------------------- --------------------- -------------------- --------------------- --------------------


----------

(1) Includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the stock plan described herein as the result of any future stock split, stock dividend or similar adjustment of the registrant's outstanding common stock.

(2) Estimated pursuant to Rule 457(h) solely for purposes of calculating amount of registration fee, based upon the last sale reported on July 16, 2004, as reported on the OTC Electronic Bulletin Board.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

          ZAP (the "Company") hereby incorporates by reference into this registration statement the following documents previously filed with the Securities and Exchange Commission (the "Commission"):

          (a) The Annual Report for the fiscal year ended December 31, 2003, filed by the Company with the Commission on Form 10-KSB on March 30, 2004, which contains audited financial statements for the most recent fiscal year for which such statements have been filed.

          (b) The Quarterly Report for the quarter ended March 31, 2004, filed by the Company with the Commission on Form 10-QSB on May 17, 2004.

          (b) The Current Report filed by the Company with the Commission on Form 8-K on May 11, 2004.

          (c) The description of the Company's common stock is included in the amendment to the registration statement on Form SB-2, filed with the Commission on October 3, 2001.

          (d) In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

ITEM 4.   DESCRIPTION OF SECURITIES.

          Not applicable. The class of securities to be offered is registered under Section 12 of the Exchange Act.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

          Richardson & Patel LLP has given an opinion on the validity of the securities being registered hereunder. Erick Richardson and Nimish Patel, partners of the law firm, are eligible to receive shares of the Company's common stock registered pursuant to this Form S-8 registration statement for legal services consisting of advice and preparation work in connection with reports of the Registrant under the Securities Exchange Act of 1934 and other general corporate and securities work previously rendered and to be rendered in the future to the Registrant under an attorney-client engagement agreement.


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


ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          The Company's Articles of Incorporation limit the liability of its directors for monetary damages to the fullest extent permissible under California law. The Company's Articles of Incorporation authorize the Company to indemnify the directors and officers of the Company to the fullest extent permissible under California law. The Company's Bylaws authorize the Company to indemnify each of its agents, employees, officers and directors against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the Company. In addition, the Company is required to indemnify such persons in all circumstances in which it is required to do so under Section 317(d) of the California General Corporation Law ("CGCL").

          Section 317(b) of the CGCL provides that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful.

          Section 317(c) of the CGCL provides that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders, except that no indemnification shall be made for any of the following: (1) in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation in the performance of that person's duty to the corporation and its shareholders, unless and only to the extent that the court in which the proceeding is or was pending shall determine upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses and then only to the extent that the court shall determine, (2) of amounts paid in settling or otherwise disposing of a pending action without court approval, (3) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

          Section 317(g) of the CGCL provides that the indemnification authorized by Section 317(g) shall not be deemed exclusive of any additional rights to indemnification for breach of duty to the corporation and its shareholders while acting in the capacity of a director or officer of the corporation to the extent the additional rights to indemnification are authorized in an article provision adopted pursuant to Section 204(a)(11). The indemnification provided by Section 317(g) for acts, omissions, or transactions while acting in the capacity of, or while serving as, a director or officer of the corporation but not involving breach of duty to the corporation and its shareholders shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, to the extent the additional rights to indemnification are authorized in the articles of the corporation. An article provision authorizing indemnification "in excess of that otherwise permitted by Section 317" or "to the fullest extent permissible under California law" or the substantial equivalent thereof shall be construed to be both a provision for additional indemnification for breach of duty to the corporation and its shareholders as referred to in, and with the limitations required by, Section 204(a)(11) and a provision for additional indemnification as referred to in the second sentence of Section 317(g). The rights to indemnity hereunder shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of the person. Nothing contained in Section 317(g) shall affect any right to indemnification to which persons other than the directors and officers may be entitled by contract or otherwise.

          Section 317(h) of the CGCL provides that no indemnification or advance shall be made under this 317(h), except as provided in Section 317(d) or 317(e)(4), in any circumstance where it appears (1) that it would be inconsistent with a provision of the articles, bylaws, a resolution of the shareholders, or an agreement in effect at the time of the accrual of the alleged cause of action asserted in the proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification or (2) that it would be inconsistent with any condition expressly imposed by a court in approving a settlement.

          The Company has been advised that it is the position of the Commission that insofar as the provision in the Company's Articles of Incorporation may be invoked for liabilities arising under the Securities Act, the provision is against public policy and is therefore unenforceable.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

          Not applicable.

ITEM 8.   EXHIBITS.

          4.1      2004 Consultant Stock Plan
          5.1      Opinion regarding legality
          23.1     Consent of Odenberg, Ullakko, Muranishi & Co. LLP
          23.2     Consent of Richardson & Patel LLP (included in Exhibit 5.1)

ITEM 9.   UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.   Insofar as indemnification for liabilities arising under the Securities
Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


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


                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Santa Rosa, California, on this 16th day of July 2004.

                                                  ZAP
                                                  a California corporation


                                                  /s/ STEVEN SCHNEIDER
                                                  ------------------------------
                                                  By: Steven Schneider
                                                  Its: Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this Form S-8 registration statement has been signed by the following persons in the capacities and on the dates indicated:


     Signature                      Title                                       Date
----------------------------        -------------------------------------       --------------------
/s/ LOUIS AULETTA                   Director                                    July 16, 2004
---------------------------
         Louis Auletta

/s/ RENAY CUDE                      Secretary and Director                      July 16, 2004
---------------------------
         Renay Cude

/s/ WILLIAM R. HARTMAN              Chief Financial Officer                     July 16, 2004
---------------------------
         William R. Hartman

/s/ STEVEN M. SCHNEIDER             Chief Executive Officer and Director        July 16, 2004
---------------------------
         Steven M. Schneider

/s/ GARY STARR                      Chairman of the Board                       July 16, 2004
---------------------------
         Gary Starr




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




                                INDEX TO EXHIBITS


Exhibit Number       Description
--------------       -----------------------------------------------------------
     4.1             2004 Consultant Stock Plan
     5.1             Opinion regarding legality
     23.1            Consent of Odenberg, Ullakko, Muranishi & Co. LLP
     23.2            Consent of Richardson & Patel LLP (included in Exhibit 5.1)